UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

[X]    ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2011

OR

[ ]    TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the transition period from _____________ to _________________

Commission file number 1-225

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan

401 North Lake Street
Neenah, Wisconsin 54956

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Kimberly-Clark Corporation
P. O. Box 619100
Dallas, Texas 75261-9100

1. Financial Statements and Schedules

The financial statements and supplemental schedule included with this Form 11-K have been prepared in accordance with the Employee Retirement Income Security Act of 1974.

2.	Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan

The Report of Independent Registered Public Accounting Firm with respect to the financial statements of the Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan is set forth in the financial statements filed as Exhibit 99.1.

3.	Exhibits

No.	Description
23	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm dated June 22, 2012

99.1	Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan Financial Statements as of and for the years ended December 31, 2011 and 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Kimberly-Clark Corporation, as Plan Administrator of the Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan, has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBERLY-CLARK CORPORATION 401(k) AND RETIREMENT CONTRIBUTION PLAN

Date: June 22, 2012	By:	Kimberly-Clark Corporation
Plan Administrator

	By:	/s/ Wesley E. Wada
Wesley E. Wada
Vice President, Compensation, Benefits and
Health Services

EXHIBIT INDEX

Exhibit	Description
23	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm dated June 22, 2012

99.1	Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan Financial Statements as of and for the years ended December 31, 2011 and 2010